EXHIBIT-16




                          Coopers & Lybrand





May 13, 1994



Securities and Exchange Commission
450 5th Street, N.W.
Washington, DC 20549

Ladies/Gentlemen:

We have read Item 4 included in the attached Form 8-K dated May 12, 1994, of Columbia/HCA Healthcare Corporation filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


Coopers & Lybrand

WLF:jh

Attachment